Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”

Share Purchase Agreement

Toshihide Suzuki (the “Seller”) and LogProstyle Inc. (the “Buyer”) enter into this Share Purchase Agreement (the “Agreement”) dated August 27, 2026 (the “Execution Date”) concerning the transfer by Seller to Buyer of all issued and outstanding shares of I-FLATZ Co.,LTD (the “Target Company”, and together with LAND-I Co., LTD (the “LAND-I”), the “Target Company Group”).

Chapter 1 DEFINITIONS

Article 1.1 (Definitions)

In this Agreement, each term set forth in Schedule 1.1 “Definitions” shall be used in accordance with the definition set forth in such Schedule.

Chapter 2 TRANSFER OF SHARES

Article 2.1 (Transfer of the Shares)

Seller shall transfer to Buyer, and Buyer shall accept from Seller, in accordance with this Agreement, all 3,800 issued and outstanding shares of the Target Company (the “Shares”) (such transfer, the “Share Transfer”).

Article 2.2 (Purchase Price)

The purchase price for the Shares transferred by Seller pursuant to Article 2.1 (the “Purchase Price”) shall be JPY 612,692,000.

Article 2.3 (Closing of the Share Transfer)

1.	The closing of the Share Transfer (the “Closing”) shall take place on September 30, 2026 or such other date as Seller and Buyer may separately agree (the “Closing Date”), at a place separately agreed by Seller and Buyer.

2.	On the Closing Date, Seller shall deliver to Buyer the share certificate representing the Shares (the “Share Certificate”) in exchange for receiving payment of the Purchase Price specified in the following paragraph.

3.	On the Closing Date, Buyer shall pay the Purchase Price by wire transfer to Seller’s bank account set forth below in exchange for delivery of the Share Certificate specified in the preceding paragraph. Buyer shall bear the transfer fees.

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Financial Institution Name:	[***]
Branch Name:	[***]
Account Type:	[***]
Account Number:	[***]
Account Holder Name:	[***]
Phonetic Spelling:	[***]

Chapter 3 REPRESENTATIONS AND WARRANTIES

Article 3.1 (Buyer’s Representations and Warranties)

1.	Buyer represents and warrants to Seller, as of the Execution Date and the Closing (or, with respect to any matter for which a different time is specified, as of such time), that each matter set forth in Schedule 3.1 “Representations and Warranties (Buyer)” is true and accurate.

2.	Buyer shall immediately notify Seller of the occurrence or potential occurrence of any fact constituting, or potentially constituting, a breach of the preceding paragraph, together with details thereof.

Article 3.2 (Seller’s Representations and Warranties)

1.	Seller represents and warrants to Buyer, as of the Execution Date and the Closing (or, with respect to any matter for which a different time is specified, as of such time), that each matter set forth in Schedule 3.2 “Representations and Warranties (Seller)” is true and accurate.

2.	Seller shall immediately notify Buyer of the occurrence or potential occurrence of any fact constituting, or potentially constituting, a breach of the preceding paragraph, together with details thereof.

Chapter 4 COVENANTS

Article 4.1 (Pre-Closing Covenants)

1.	From the Execution Date through the Closing, Seller shall cause the Target Company Group to conduct its business and manage and operate its property within the scope of activities that are substantially the same as, and in the ordinary course of, the business conducted before the Execution Date, except as otherwise provided in this Agreement or with Buyer’s prior written consent.

2.	Except as otherwise provided in this Agreement or with Buyer’s prior written consent, Seller shall not cause or permit the Target Company Group to decide or carry out, during the period through the Closing, any matter set forth in Schedule 4.1.2 “Matters Requiring Prior Consent” or any act equivalent thereto without Buyer’s prior written consent (if a resolution of a General Meeting of Shareholders is required to decide such matter, “prior” means before the decision to convene such General Meeting of Shareholders).

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3.	If Seller becomes aware, during the period from the Execution Date through the Closing, of any fact or event that may adversely affect the business, assets, liabilities, financial condition, operating results, profit or loss, cash flow, or future earnings plans of the Target Company Group (including if any of the conditions precedent to Buyer’s obligations set forth in Article 5.1, paragraph 2 becomes unsatisfied or is likely to become unsatisfied), Seller shall immediately report the details thereof to Buyer.

4.	From the Execution Date through the Closing, Seller shall cooperate with any investigation of the Target Company Group conducted by Buyer or its advisors by answering questions, providing opportunities for interviews with officers, employees and advisors of the Target Company Group designated by Buyer, submitting materials, and providing any other necessary cooperation, and shall cause the Target Company Group to cooperate with such investigation in a commercially reasonable manner.

5.	[***]

6.	By no later than 3 Business Days prior to the Closing Date, Seller shall cause the Target Company to lawfully and validly adopt (i) a resolution of the General Meeting of Shareholders under Article 156 of the Companies Act and (ii) a resolution of the board of directors under Article 157 of the Companies Act, in each case with respect to the repurchase by the Target Company from Live Create Co., Ltd. of 60 treasury shares on April 30, 2009, for an aggregate acquisition price of JPY 3,000,000 (the “Self-Share Repurchase”).

7.	By no later than 3 Business Days prior to the Closing Date, Seller shall cause the Target Company to lawfully and validly procure the General Meeting of Shareholders of the Target Company to adopt resolutions approving the financial statements for each fiscal year from the fiscal year of incorporation of the Target Company through the immediately preceding fiscal year.

8.	By no later than 3 Business Days prior to the Closing Date, Seller shall cause LAND-I to lawfully and validly procure the General Meeting of Shareholders of LAND-I to adopt resolutions approving the financial statements for each fiscal year from the fiscal year of incorporation of LAND-I through the immediately preceding fiscal year.

9.	By no later than 3 Business Days prior to the Closing, Seller shall cause the Target Company to lawfully and validly procure the board of directors to adopt a resolution approving the Share Transfer (the “Share Transfer Approval Resolution”).

10.	[***]

11.	[***]

12.	By no later than 3 Business Days prior to the Closing Date, Seller shall cause the Target Company to prepare a shareholder register for the shareholders of the Target Company immediately prior to the Closing, in form and substance reasonably satisfactory to Buyer (the “Target Company Shareholder Register”).

13.	By no later than 3 Business Days prior to the Closing Date, Seller shall cause LAND-I to prepare a shareholder register for the shareholders of LAND-I immediately prior to the Closing, in form and substance reasonably satisfactory to Buyer (the “LAND-I Shareholder Register”).

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14.	(Intentionally Deleted)

15.	(Intentionally Deleted)

16.	By no later than 3 Business Days prior to the Closing Date, Seller shall cause the Target Company Group to obtain from each of the following officers of the Target Company Group (the “Resigning Officers”) a resignation letter signed and sealed by such Resigning Officer, in form and substance satisfactory to Buyer, stating that such Resigning Officer will resign from his or her position as an officer on November 1, 2026.

(1)	Corporate Auditor of the Target Company: Shinobu Suzuki (provided, however, that this is conditional upon the Target Company becoming a company without an Audit & Supervisory Board Member.)

(2)	Representative Director of the Target Company: Toshihide Suzuki (provided, however, that he shall resign only from the position of Representative Director and not from the position of director, and that this is conditional upon an alternative Representative Director being appointed.)

(3)	Representative Director and Director of LAND-I: Toshihide Suzuki

17.	By no later than 3 Business Days prior to the Closing Date, Seller shall enter into a Management Service Agreement with Buyer in form and substance reasonably satisfactory to Buyer, and shall enter into separate written agreements with the Target Company and LAND-I agreeing on the amount of officer compensation agreed in such Management Service Agreement.

18.	Seller shall use reasonable efforts to cause Yoshihide Hayashi and Koichiro Nishiura to enter into with Buyer a Management Service Agreement in form and substance reasonably satisfactory to Buyer (the “Hayashi and Nishiura Management Service Agreement”).

19.	Seller shall deliver to Buyer, no later than 3 Business Days prior to the Closing, each of the following documents:

(1)	A copy of the minutes of the board of directors meeting relating to the Trust Establishment and Termination Share Transfer Approval Resolution, certified as a true copy by the Representative Director of the Target Company

(2)	A copy of the Share Certificate delivered by Resona Bank, Limited upon termination of the Trust

(3)	Copies of the minutes of the General Meeting of Shareholders and the board of directors meeting of the Target Company relating to the Self-Share Repurchase, certified as true copies by the Representative Director of the Target Company

(4)	The minutes of the General Meeting of Shareholders relating to the approval of the past financial statements of the Target Company, certified as a true copy by the Representative Director of the Target Company

(5)	A copy of the minutes of the General Meeting of Shareholders relating to the approval of the past financial statements of LAND-I, certified as a true copy by the Representative Director of LAND-I

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(6)	A copy of the minutes of the board of directors meeting relating to the Share Transfer Approval Resolution, certified as a true copy by the Representative Director of the Target Company

(7)	[***]

(8)	[***]

(9)	[***]

(10)	A copy of the Target Company Shareholder Register, certified as a true copy by the Representative Director of the Target Company

(11)	A copy of the LAND-I Shareholder Register, certified as a true copy by the Representative Director of LAND-I

(12)	(Intentionally Deleted)

(13)	(Intentionally Deleted)

(14)	A copy of the resignation letters submitted by the Resigning Officers, certified as a true copy by the Representative Director of the Target Company

(15)	In addition to the foregoing, any document reasonably requested by Buyer from Seller

Article 4.2 (Post-Closing Covenants)

1.	From and after the Closing until the date that is 2 years after the date on which Seller ceases to hold any position as an officer, employee or advisor, etc. of the Target Company Group, Seller shall not, directly or indirectly, on its own behalf or through any third party, engage in any business identical to the business actually conducted by the Target Company Group on the date on which Seller ceased to hold any such position (the “Competing Business”), serve as an officer or employee of, or otherwise assume a position engaged in the Competing Business of, any third party conducting a Competing Business, or cause any such acts to be performed.

2.	From and after the Closing, Seller shall not, directly or indirectly, on its own behalf or through any third party, solicit or otherwise take any action to induce any officer or employee of the Target Company Group to resign from or change employment with the Target Company.

3.	Buyer shall, within 2 months after the Closing, release or otherwise discharge (including by repayment in full of the secured obligations) Seller from the guarantees provided by Seller in respect of the following liabilities of the Target Company. If, before completion of such procedures, any creditor asserts guarantee liability against Seller or otherwise pursues Seller in respect of any of the following liabilities, Buyer shall handle all such matters at its own cost and responsibility, except for matters based on facts arising before the Closing.

(1)	Borrowing by the Target Company under a loan agreement between the Target Company and Resona Bank, Limited (borrowing date: September 30, 2021; initial borrowing amount: JPY 54,000,000)

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(2)	Borrowing by the Target Company under a loan agreement between the Target Company and Resona Bank, Limited (borrowing date: May 16, 2019; initial borrowing amount: JPY 18,000,000)

(3)	Borrowing by the Target Company under a loan agreement dated July 29, 2016 between the Target Company and Kansai Mirai Bank, Limited (initial borrowing amount: JPY 30,000,000)

4.	After Seller retires as Representative Director of the Target Company, Seller shall promptly cause the Target Company to notify or file with the other contracting parties, or cooperate in the procedures for such notification or filing, in accordance with the provisions of each contract listed in Schedule 4.2.4 “List of Contracts Requiring Subsequent Notice”.

5.	By October 30, 2026, Seller shall cause the Target Company to obtain written consent from the other contracting parties with respect to the matters described in Schedule 4.2.5 “List of Contracts Requiring Prior Consent” for each contract listed therein.

6.	After the Closing, Seller shall promptly cause the Target Company to submit to the respective competent administrative authorities, or cooperate in the procedures for submitting, notifications of changes relating to the real estate brokerage business license and the worker dispatching business permit required in connection with or incidental to the Share Transfer.

7.	After the Closing, Seller shall promptly cause LAND-I to submit to the competent administrative authorities, or cooperate in the procedures for submitting, notifications of changes relating to the real estate brokerage business license required in connection with or incidental to the Share Transfer.

8.	After the Closing, Buyer shall continue the employment of the employees of the Target Company and maintain the conditions immediately prior to the Closing with respect to their wages, working hours and other terms and conditions of employment. This shall not apply, however, if an employee voluntarily wishes to resign, if a change becomes necessary in light of economic rationality due to the economic environment or the performance of the Target Company, if the performance of the Target Company significantly deteriorates, if Buyer determines that the employee may fall under a disciplinary ground prescribed by the Target Company, or if there is any other reasonable reason. Buyer shall also endeavor not to order a unilateral reassignment against an employee’s wishes.

Chapter 5 CONDITIONS PRECEDENT

Article 5.1 (Conditions to Closing)

1.	Seller’s obligation to effect the Closing on the Closing Date shall be subject to the satisfaction of all of the following conditions; provided, however, that Seller may waive any of the conditions in its sole discretion.

(1)	The representations and warranties of Buyer regarding the facts set forth in Article 3.1, paragraph 1 are true and accurate as of the Execution Date and the Closing (or, if a different time is separately specified for each matter, as of such time).

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(2)	Buyer has performed or complied with all obligations under this Agreement that Buyer is required to perform or comply with by the Closing Date.

2.	Buyer’s obligation to effect the Closing on the Closing Date shall be subject to the satisfaction of all of the following conditions; provided, however, that Buyer may waive any of the conditions in its sole discretion.

(1)	The representations and warranties of Seller regarding the facts set forth in Article 3.2, paragraph 1 are true and accurate as of the Execution Date and the Closing (or, if a different time is separately specified for each matter, as of such time).

(2)	Seller has performed or complied with all obligations under this Agreement that Seller is required to perform or comply with by the Closing Date, including, without limitation, the obligations set forth in Article 4.1.

(3)	The Share Transfer Approval Resolution has not been withdrawn and remains validly effective.

(4)	No event has occurred that may materially adversely affect the business, assets, liabilities, financial condition, operating results, profit or loss, cash flow, or future earnings plans of the Target Company Group, except for matters expressly contemplated by this Agreement.

(5)	The Hayashi and Nishiura Management Service Agreement and the Hayashi and Nishiura Consent Letter have been entered into and remain validly effective.

Chapter 6 INDEMNIFICATION AND DAMAGES

Article 6.1 (Indemnification and Damages)

1.	If Buyer incurs any damages, losses or expenses (including reasonable attorneys’ fees, collectively, “Damages, etc.”) as a result of Seller’s breach of any provision of this Agreement (including the fact that any representation or warranty made under Article 3.2, paragraph 1 was not true or accurate), Seller shall, upon Buyer’s claim, immediately indemnify or compensate Buyer for all such Damages, etc. Any Damages, etc. incurred by the Target Company Group arising out of or relating to Seller’s breach of any provision of this Agreement shall be deemed to be Damages, etc. incurred by Buyer; provided, however, that Buyer shall not be precluded from claiming compensation for Damages, etc. actually incurred in excess of such amount.

2.	A claim against Seller based on the fact that any representation or warranty made under Article 3.2, paragraph 1 was not true or accurate shall be effective only if made by Buyer to Seller in writing specifying the grounds therefor within 1 year after the Closing Date (the “Indemnification Claim Notice”), and Seller shall be released from all liability under this Article after the expiration of such period. If the amount of damages is not specified in the Indemnification Claim Notice, Buyer shall notify Seller of the amount of damages in writing no later than 1 year after the date on which such Indemnification Claim Notice was sent.

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3.	Notwithstanding paragraph 1, Seller’s liability to pay damages or indemnify under paragraph 1 in connection with a breach of any representation or warranty made under Article 3.2, paragraph 1 shall be subject to the following:

(1)	Buyer may claim damages or indemnification from Seller for Damages, etc. based on a breach of the general representations and warranties (meaning the representations and warranties under Article 3.2, paragraph 1 other than those set forth in all items of paragraph 1 and items (1), (2), (4), (5), (10) and (17) of paragraph 2 of Schedule 3.2 (the “Fundamental Representations and Warranties”); the same applies hereinafter, the “General Representations and Warranties”) only if the aggregate amount of Damages, etc. incurred by Buyer exceeds JPY 5,000,000.

(2)	The aggregate maximum amount of Seller’s liability to pay damages or indemnify in connection with a breach of the General Representations and Warranties under the preceding item shall be an amount equal to 50% of the consideration for the transfer of the Shares.

4.	Notwithstanding paragraphs 2 and 3, Buyer may claim indemnification from Seller for Damages, etc. incurred by Buyer due to a breach of the Fundamental Representations and Warranties; provided, however, that the aggregate maximum amount thereof shall be an amount equal to 100% of the consideration for the transfer of the Shares.

5.	If Seller incurs Damages, etc. as a result of Buyer’s breach of any provision of this Agreement (including the fact that any representation or warranty made under Article 3.1, paragraph 1 was not true or accurate), Buyer shall, upon Seller’s claim, immediately indemnify or compensate Seller for all such Damages, etc.

Article 6.2 (Special Indemnification)

If the existence of any third party asserting ownership, shareholder rights or any other rights with respect to all or any part of the Shares (the “Rights Claimant”) becomes known, Seller shall, regardless of whether the preceding Article applies, indemnify Buyer for any Damages, etc. incurred in connection with all claims, disputes and lawsuits relating to the Shares between the Rights Claimant and Buyer.

Chapter 7 GENERAL PROVISIONS, ETC.

Article 7.1 (Termination)

1.	Seller and Buyer may, only before the Closing, immediately terminate this Agreement by giving written notice to the other party upon the occurrence of any of the following events:

(1)	The other party (meaning, for Seller, Buyer, and, for Buyer, Seller; the same applies hereinafter unless otherwise provided) has breached any obligation under this Agreement (including the fact that any representation or warranty made under Article 3.1, paragraph 1 or Article 3.2, paragraph 1 was not true or accurate) and, despite being given notice demanding cure within a reasonable period, fails to cure such breach within such period, or it is impossible or extremely difficult to cure such breach by the Closing

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(2)	A suspension of payments or disposition suspending transactions with a clearinghouse occurs with respect to the other party, or a petition is filed for commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation or any other similar legal insolvency proceeding (collectively, “Legal Insolvency Proceedings”) with respect to the other party

(3)	The Closing does not occur by December 31, 2026

2.	Even if this Agreement is terminated pursuant to paragraph 1 of this Article, the provisions of Chapters 6 and 7 shall remain in effect. Termination of this Agreement shall not affect any rights or obligations of Seller or Buyer that arose before termination of this Agreement.

Article 7.2 (Confidentiality)

1.	For 3 years from the Execution Date, Seller and Buyer shall not disclose or leak to any third party, or use for any purpose other than purposes related to this Agreement: (i) information disclosed by the other party in connection with the consideration of or negotiations for this Agreement; (ii) the fact that this Agreement has been executed, the existence of this Agreement and the contents of this Agreement; and (iii) facts concerning the course of negotiations for this Agreement (collectively, items (i) through (iii), “Confidential Information”).

2.	Information falling under any of the following items shall not constitute Confidential Information.

(1)	Information lawfully possessed by the receiving party itself at the time of disclosure

(2)	Information that was already publicly known at the time of disclosure

(3)	Information that became publicly known after disclosure through no fault of the receiving party

(4)	Information lawfully obtained after disclosure from a third party having a legitimate right to provide it, without an obligation of confidentiality

3.	The provisions of paragraph 1 shall not apply in any of the following cases:

(1)	Where Buyer discloses Confidential Information to its group companies to the extent necessary

(2)	Where a party discloses Confidential Information to its officers, employees, advisors or other similar persons; provided, however, that if the disclosure is made to a person who is not subject to a confidentiality obligation under laws and regulations or otherwise, the third party receiving the disclosure must be subject to a confidentiality obligation at least equivalent to the confidentiality obligation set forth in this Article pursuant to a written agreement or other arrangement

(3)	Where disclosure of Confidential Information is required by laws and regulations or an order or request of a governmental or other public institution, and the disclosure is made only to the minimum extent necessary to the extent legally and practically possible; provided, however, that if disclosure is made under this item, the parties shall, to the extent practicable, consult in advance with the other party regarding the scope and method of disclosure

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(4)	Where disclosure is made to a third party with the other party’s prior written consent

4.	Notwithstanding the provisions of the preceding paragraphs, after the Closing, Seller shall not disclose or leak any information relating to the Target Company Group to any third party or use it for any purpose other than the purposes of this Agreement, while Buyer shall, after the Closing, have no obligation under the preceding paragraph with respect to the existence or contents of this Agreement, the fact that the Closing has been completed, or any information relating to the Target Company Group.

Article 7.3 (Public Disclosure)

If Seller or Buyer makes any public disclosure concerning this Agreement, it shall do so after mutually agreeing on the content, timing and method thereof; provided, however, that this shall not apply where disclosure is made within a reasonable scope when required by laws and regulations, in which case Seller and Buyer shall, to the extent practicable, consult in advance regarding the scope and method of disclosure.

Article 7.4 (Severability)

Even if any provision of this Agreement is invalid or unenforceable for any reason, the other provisions of this Agreement shall not thereby become invalid or unenforceable. If a court determines that any provision of this Agreement is invalid or unenforceable, such provision shall be construed narrowly to the extent necessary to make it valid and enforceable.

Article 7.5 (Entire Agreement)

This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters set forth herein, and all agreements and other arrangements exchanged between the parties to this Agreement concerning such matters before execution of this Agreement shall all terminate upon execution of this Agreement.

Article 7.6 (Expenses)

Each of Seller and Buyer shall bear its own expenses (including attorneys’ fees) incurred in connection with the preparation and execution of this Agreement and the performance thereof.

Article 7.7 (Amendments)

This Agreement may be amended or modified only by a written agreement of the parties to this Agreement.

Article 7.8 (Assignment)

Neither Seller nor Buyer may assign or transfer all or any part of its contractual position or its rights and obligations under this Agreement to any third party without the prior written consent of all other parties.

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Article 7.9 (Notices)

Any notice, claim or other communication between the parties under this Agreement shall be sent to the following addresses by certified mail or email; provided, however, that each notice or other communication may be deemed to have been received, in the case of certified mail, 3 days after the date of mailing, and, in the case of email, when received by the other party’s server.

(If to Seller)

[***]

(If to Buyer)

[***]

Article 7.10 (Good-Faith Consultation)

Seller and Buyer shall sincerely consult in good faith regarding any matter not provided for in this Agreement or any matter giving rise to a doubt concerning the interpretation of this Agreement.

Article 7.11 (Governing Law)

This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 7.12 (Jurisdiction)

The Tokyo District Court shall have exclusive jurisdiction as the court of first instance over all disputes relating to this Agreement.

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IN WITNESS WHEREOF, the parties to this Agreement have prepared 2 originals of this Agreement, signed and sealed each of them, and each party retains 1 original. In the event that electronic signatures are used, an electromagnetic record of this Agreement shall be prepared, and after the Seller and Buyer have reached agreement, electronic signatures shall be affixed thereto, and each party shall retain such electromagnetic record.

August 27, 2026

Buyer:

Aoyama Building, 13th Floor, 1-2-3 Kita-Aoyama, Minato-ku, Tokyo

LogProstyle Inc.

Representative Director and President Yasuyuki Nozawa

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IN WITNESS WHEREOF, the parties have executed to this Agreement have prepared 2 originals of this Agreement, signed and sealed each of them, and each party retains 1 original. In the event that electronic signatures are used, an electromagnetic record of this Agreement shall be prepared, and after the Seller and Buyer have reached agreement, electronic signatures shall be affixed thereto, and each party shall retain such electromagnetic record.

August 27, 2026

Seller:

[***]

Toshihide Suzuki

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Schedule 1.1 “Definitions”

(1)	“Advisors, etc.” means attorneys, patent attorneys, certified public accountants, certified public tax accountants, financial advisors and other advisors.

(2)	“Permits and Approvals, etc.” means permits, approvals, licenses, consents, exemptions, registrations, notifications and other similar acts or procedures by national or local governments, other public authorities, and judicial or administrative authorities, required under relevant laws and regulations in or outside Japan.

(3)	“Agreements, etc.” means contracts, agreements, promises or arrangements, whether written or oral and whether express or implied.

(4)	“Events of Default, etc.” means, collectively, events that cause the termination, cancellation, rescission or expiration of the applicable Agreement, events causing acceleration or events of default, or events that become any of the foregoing upon notice from the counterparty to such Agreement, the passage of time, or both (excluding cases where an event causing termination, cancellation, rescission or expiration has occurred with respect to the counterparty to such Agreement).

(5)	“Judicial and Administrative Authorities, etc.” means courts, arbitrators, arbitral institutions and other judicial institutions in or outside Japan, regulatory authorities, local governments, other administrative authorities and self-regulatory organizations.

(6)	“Judicial and Administrative Determinations, etc.” means judgments, decisions, orders, judicial settlements, licenses, permits, approvals and other legally binding determinations of the Judicial and Administrative Authorities, etc.

(7)	“Proceedings, etc.” means, collectively, lawsuits, arbitrations, mediations, provisional attachments, attachments, conservatory measures, provisional seizures, procedures for collection of delinquent taxes, provisional dispositions, compulsory executions and other judicial or administrative proceedings in or outside Japan.

(8)	“Intellectual Property Rights” means patents, utility model rights, trademarks, copyrights, design rights, semiconductor circuit layout design rights, trade secrets, domain names, know-how and other intellectual property rights, collectively.

(9)	“Anti-Social Forces” means any of the following:

(i)	Boryokudan, designated boryokudan, designated boryokudan federations, boryokudan members and persons having transactions with any of these persons, as defined in Article 2 of the Act on Prevention of Unjust Acts by Organized Crime Groups (Act No. 77 of 1991, including subsequent amendments).

(ii)	Persons belonging to organizations subject to dispositions under the Act on Control of Organizations Which Have Committed Acts of Indiscriminate Mass Murder (Act No. 147 of 1999, including subsequent amendments) and persons having transactions with any of these persons.

(iii)	Persons engaged in amusement businesses as defined in Article 2, paragraph 1 of the Act on Control and Improvement of Amusement Business, etc. (Act No. 122 of 1948, including subsequent amendments), or specified adult entertainment businesses as defined in Article 2, paragraph 5 thereof.

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(iv)	Persons who may intimidate others or cause confusion by conduct or statements that threaten others or are likely to disturb their private lives or business operations.

(v)	Sokaiya and other persons who seek illicit profits from corporations or other entities and may cause them confusion by conduct or statements that disturb the peaceful operation of their business.

(vi)	Persons who conceal or receive criminal proceeds, or are suspected of doing so, as prescribed in the Act on Punishment of Organized Crimes and Control of Proceeds of Crime (Act No. 136 of 1999, including subsequent amendments).

(vii)	Persons subject to restrictions on collection as defined in Article 24, paragraph 3 of the Money Lending Business Act (Act No. 32 of 1983, including subsequent amendments).

(viii)	Persons belonging to organizations that engage in group or habitual violent acts, or are likely to encourage such acts, and persons having transactions with any of these persons.

(ix)	Organizations contrary to public order and morals, their affiliates and persons determined to be significantly lacking in creditworthiness.

(x)	Other persons equivalent to any of the foregoing.

(10)	“Encumbrances, etc.” means third-party ownership rights, easements, superficies, leasehold rights or similar rights, licenses or other rights to use granted to third parties, mortgages, pledges, statutory liens, liens and other security interests (including security transfer rights and retention of title), defects in perfection requirements, reservations of sale, promises to transfer or prohibitions on transfer (other than those under this Agreement), attachments, provisional attachments, injunctions against disposition, provisional dispositions, dispositions for delinquent taxes and any other encumbrances or restrictions.

(11)	“Laws and Regulations, etc.” means laws, cabinet orders, rules, orders, notifications, ordinances, guidelines and other regulations, collectively.

(12)	“Due Diligence” means all investigations conducted by Buyer of the Target Company from legal, accounting, tax, business and other perspectives in connection with the Share Transfer and the execution of this Agreement.

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Schedule 3.1 “Representations and Warranties (Buyer)”

(1)	Incorporation and Existence

Buyer is a stock corporation lawfully incorporated and validly existing under the laws of Japan and has the legal capacity necessary to conduct its business.

(2)	Execution and Performance of this Agreement

Buyer has the legal capacity necessary to lawfully and validly execute this Agreement and perform its obligations in accordance with this Agreement, and has lawfully completed all procedures required of Buyer for the execution and performance of this Agreement.

(3)	Enforceability

Upon execution of this Agreement by Buyer, this Agreement constitutes a lawful, valid and legally binding obligation of Buyer, and such obligation is enforceable against Buyer in accordance with the provisions of this Agreement.

(4)	No Conflict with Laws and Regulations, etc.

The execution and performance of this Agreement by Buyer will not (i) violate any Laws and Regulations, etc. applicable to Buyer, (ii) violate any of Buyer’s articles of incorporation or other internal rules, (iii) violate or constitute an Event of Default, etc. under any Agreements, etc. to which Buyer is a party, (iv) violate any Judicial and Administrative Determinations, etc., or (v) create any Encumbrances, etc. on Buyer’s business or assets.

(5)	No Insolvency Proceedings

Buyer has not filed a petition for commencement of Legal Insolvency Proceedings, and no such petition has been filed by any third party. Buyer is not insolvent or in a state of suspension of payments and will not become insolvent or enter into a state of suspension of payments by performing its obligations under this Agreement.

(6)	Relationship with Anti-Social Forces

Neither Buyer nor any of its officers or employees has any relationship whatsoever with Anti-Social Forces, and neither has engaged in any commercial transaction, provision or receipt of benefits, or any other transaction with Anti-Social Forces, whether on a temporary or continuing basis.

End

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Schedule 3.2 “Representations and Warranties (Seller)”

1.	Matters Concerning Seller

(1)	Legal Capacity and Capacity to Act

Seller is an individual of Japanese nationality residing in Japan.

(2)	Execution and Performance of this Agreement

Seller has the legal capacity necessary to lawfully and validly execute this Agreement and perform its obligations in accordance with this Agreement.

(3)	Enforceability

Upon execution of this Agreement by Seller, this Agreement constitutes a lawful, valid and legally binding obligation of Seller, and such obligation is enforceable against Seller in accordance with the provisions of this Agreement.

(4)	No Conflict with Laws and Regulations, etc.

To the best of Seller’s knowledge, the execution and performance of this Agreement by Seller will not (i) violate any Laws and Regulations, etc. applicable to Seller, (ii) violate or constitute an Event of Default, etc. under any Agreements, etc. to which Seller is a party, (iii) violate any Judicial and Administrative Determinations, etc., or (iv) create any Encumbrances, etc. on Seller’s business or assets.

(5)	No Insolvency Proceedings

Seller has not filed a petition for commencement of Legal Insolvency Proceedings, and no such petition has been filed by any third party. Seller is not insolvent or in a state of suspension of payments and will not become insolvent or enter into a state of suspension of payments by performing its obligations under this Agreement.

(6)	Relationship with Anti-Social Forces

Seller has no relationship whatsoever with Anti-Social Forces and has not engaged in any commercial transaction, provision or receipt of benefits, or any other transaction with Anti-Social Forces, whether on a temporary or continuing basis.

(7)	Ownership of the Shares

(i) Seller is the lawful shareholder holding all shares of the Target Company and is both the beneficial owner and the registered owner of those shares; no other person asserts any rights with respect to those shares, and no person exists who is likely to assert any such rights. (ii) The Shares are not subject to any security interest, claim, option, prohibition on transfer or other restriction or Encumbrance, other than the transfer restrictions under the articles of incorporation of the Target Company. The Share Certificate validly and lawfully represents the Shares, and no share certificate other than the Share Certificate represents the Shares.

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2.	Matters Concerning the Target Company Group

(1)	Incorporation and Existence

Each member of the Target Company Group is a stock corporation lawfully incorporated and validly existing under the laws of Japan, and the members have the legal capacity and capacity to act necessary to conduct the business currently conducted by the Target Company.

(2)	Total Authorized Shares and Issued Shares, etc.

(i) The total number of shares authorized to be issued by the Target Company is 20,000 shares and the total number of issued shares is 3,800 shares; the total number of shares authorized to be issued by LAND-I is 10,000 shares and the total number of issued shares is 800 shares, in each case all of which are common shares. (ii) All issued shares of the Target Company Group have been validly issued and fully paid. (iii) The Target Company Group has not issued or granted, or adopted any resolution or made any promise, whether orally or in writing, to issue or grant, stock acquisition rights, bonds with stock acquisition rights or other rights to newly acquire its own shares or equity interests (collectively, the “Potential Shares”), and has not made any oral or written promise to any person to issue or grant in the future any shares or equity interests of the Target Company or any Potential Shares. (iv) As of the Execution Date and the Closing, the only shareholder of the Target Company is Seller and the only shareholder of LAND-I is the Target Company; no person other than Seller asserts any rights with respect to shares of the Target Company, and no person other than the Target Company asserts any rights with respect to shares of LAND-I. (v) The Target Company is a share certificate-issuing company whose articles of incorporation provide for the issuance of share certificates, and LAND-I is a non-share-certificate-issuing company whose articles of incorporation do not provide for the issuance of share certificates. (vi) The Target Company Group consists of companies whose articles of incorporation provide that the approval of the Target Company or LAND-I is required for the acquisition of shares by transfer.

(3)	Subsidiaries, etc.

The Target Company has no subsidiaries (meaning subsidiaries as prescribed in Article 8, paragraph 3 of the Regulation on Terminology, Forms and Preparation Methods of Financial Statements, etc.) or affiliates (meaning affiliates as prescribed in Article 8, paragraph 5 of that Regulation), other than LAND-I.

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(4)	Permits and Approvals, etc.

The Target Company Group lawfully holds all Permits and Approvals, etc. necessary to conduct the business of the Target Company Group, conducts such business in compliance with the conditions and requirements attached to such Permits and Approvals, etc., and has no specific risk that such Permits and Approvals, etc. will expire or be revoked as a result of the Closing.

(5)	Compliance with Laws and Regulations, etc.

In conducting its business, the Target Company Group does not violate any Laws and Regulations, etc. or Judicial and Administrative Determinations, etc., has not received any notice, finding or other disposition from the Judicial and Administrative Authorities, etc. concerning a violation of Laws and Regulations, etc., and has not been subject to any investigation toward such disposition, nor is there any specific risk of any of the foregoing.

In addition, neither the Target Company Group nor its officers is subject to any contractual obligation that presents a specific risk of adversely affecting the conduct of the business of the Target Company Group, nor is either subject to any Judicial and Administrative Determination, etc. that presents a specific risk of such adverse effect.

(6)	Assets

To the best of Seller’s knowledge, the Target Company Group lawfully and validly owns, or has the lawful right to use, the assets necessary to conduct the business of the Target Company Group. To the best of Seller’s knowledge, the assets owned by the Target Company are not subject to any right of use by a third party, security interest or other security-like right, or right of repurchase by a third party that restricts or impedes the Target Company’s use of such assets in the same manner as on the Execution Date, other than mortgages held by lending institutions and leasehold rights of occupants.

(7)	Intellectual Property

To the best of Seller’s knowledge, the Target Company Group lawfully and validly owns, or has the lawful right to use, the Intellectual Property Rights necessary to conduct the business of the Target Company Group, whether or not used as of the Execution Date (the “Subject Intellectual Property Rights”). With respect to the Subject Intellectual Property Rights, there are no assignments to third parties, security interests or licenses, Events of Default, etc. under license agreements, defects, Proceedings, etc., claims, Judicial and Administrative Determinations, etc. or any other facts that could adversely affect the Target Company Group’s current use of the Subject Intellectual Property Rights. The Target Company Group has not received any notice, warning or other communication, whether written or oral, that it is infringing any intellectual property right of a third party, and there is no specific risk of receiving any such notice, warning or communication.

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(8)	Contracts

To the best of Seller’s knowledge, all contracts necessary for the Target Company Group to conduct its business have been lawfully and validly executed, formed and remain in effect, constitute lawful, valid and legally binding obligations of the parties thereto, and are enforceable against the parties thereto in accordance with their respective provisions. To the best of Seller’s knowledge, no Event of Default, etc., event of termination, Proceedings, etc., claim or Judicial and Administrative Determination, etc. has occurred with respect to any such contract, and there is no specific risk of any of the foregoing. To the best of Seller’s knowledge, the Agreements, etc. entered into by the Target Company Group are expected to continue after the Closing in their current form, no discontinuation of transactions or change in transaction terms unfavorable to the Target Company Group is expected, and the Target Company Group has not entered into any Agreements, etc. containing provisions that present a specific risk of material adverse effect on the Target Company Group. To the best of Seller’s knowledge, with respect to the Agreements, etc. entered into by the Target Company Group, there are no material agreements with the counterparties thereto that are not expressly set forth in the contracts or other written documents.

With respect to the reporting obligations of the Target Company under each of the following contracts, which require reporting upon a material change in, or a risk of a material change in, its assets, management or business conditions, the Target Company has notified the relevant financial institutions, which are counterparties to those contracts, of the Share Transfer by the Execution Date. In response to those notices, the Target Company has not received from any of those financial institutions any notice or communication demanding acceleration of the relevant obligations, terminating a contract or taking any other measure adverse to the Target Company on the grounds of the Share Transfer, and there is no specific risk of any such notice or communication.

(i) Loan agreement dated February 20, 2026 between the Target Company and Kiyo Bank, Ltd.

(ii) Bank Transaction Agreement dated August 28, 2024 between the Target Company and The Iyo Bank, Ltd.

(9)	Liabilities

To the best of Seller’s knowledge, the Target Company Group has not borrowed any money other than the borrowings described in the financial statements delivered to Buyer by the Execution Date, and is not a party to any guarantee agreement, guarantee commitment, management guidance letter, loss compensation agreement, damage indemnity agreement or other Agreements, etc. under which it assumes or guarantees the obligations of a third party or compensates or secures a third party’s losses.

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(10)	Financial Statements

The financial statements of the Target Company Group submitted to Buyer, including its accounting books and other financial materials, have been prepared in accordance with accounting principles and accounting standards generally accepted as fair and appropriate in Japan and fairly and accurately present the financial condition and operating results of the Target Company Group. Since the end of the most recent fiscal year, there has been no matter that has a material adverse effect on the Target Company Group, other than changes arising in the ordinary course of business and changes resulting from transactions contemplated by this Agreement.

In addition, except for liabilities recorded as liabilities in the financial statements for the most recent fiscal year and liabilities arising without adverse effect in the ordinary course of business after the date stated in such financial statements (excluding contingent liabilities and off-balance-sheet liabilities), the Target Company Group has no liabilities or other obligations (including, without limitation, contingent liabilities and off-balance-sheet liabilities), and there is no fact that could give rise to any such liability or obligation. Among all monetary liabilities that the Target Company Group is obligated to pay to third parties, including public dues and contractual payment obligations incurred in conducting its business, there are no liabilities that have not been paid when due.

(11)	No Proceedings, etc.

To the best of Seller’s knowledge, no Proceedings, etc. or governmental or administrative investigation in which the Target Company Group is a party or that concerns its assets is pending or being conducted, and there is no specific risk that any such proceeding or investigation will be filed or commenced. There is no past judgment, arbitral award or other Judicial and Administrative Determination, etc. in which the Target Company Group was a party or that concerned its assets that currently or in the future adversely affects the property or business operations of the Target Company Group. No dispute involving the Target Company Group or concerning its assets has occurred, and there is no specific risk of any such dispute occurring.

(12)	No Insolvency Proceedings

The Target Company Group has not filed a petition for commencement of Legal Insolvency Proceedings, and no such petition has been filed by any third party. The Target Company Group is not insolvent or in a state of suspension of payments and will not become insolvent or enter into a state of suspension of payments by performing its obligations under this Agreement.

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(13)	Labor and Employment Matters, etc.

To the best of Seller’s knowledge, the Target Company Group has fully performed by their respective due dates all payment obligations for compensation or salaries and other monies payable to its directors and employees (collectively, “Officers and Employees” for purposes of this item). The Target Company Group has not violated any labor-related Laws and Regulations, etc., Judicial and Administrative Determinations, etc., or Agreements, etc. entered into with its Officers and Employees, and there is no specific risk of any such violation. To the best of Seller’s knowledge, there is no sexual harassment or power harassment within the Target Company Group, and no other labor relationship, occupational disease or other industrial accident that would violate Laws and Regulations, etc. exists. To the best of Seller’s knowledge, there is no personnel-related dispute, including any labor dispute or labor-management dispute, between the Target Company Group and its employees, and there is no specific risk of any such dispute.

(14)	No Criminal Penalties, etc.

The Target Company Group has never been subject to any criminal or administrative penalty in or outside Japan.

(15)	Insurance

To the best of Seller’s knowledge, each insurance policy entered into and maintained by the Target Company Group has been lawfully and validly entered into with the insurer, is legally binding on and enforceable against the insurer in accordance with its terms, and is valid and effective. To the best of Seller’s knowledge, the Target Company Group has obtained and maintains insurance covering its business or assets that is sufficient and appropriate to fully cover any damages and losses that may arise, at a level comparable to that maintained by other companies operating the same type of business, and no nonpayment of premiums or Event of Default, etc. exists with respect to those insurance policies. The Target Company Group has not made any insurance claim within the past 3 years.

(16)	Relationship with Anti-Social Forces

The Target Company Group, its Officers and Employees, its shareholders, its specially interested parties (meaning specially interested parties as prescribed in Article 1, item 31(a) of the Cabinet Office Ordinance on Disclosure of Corporate Affairs, etc.; the same applies hereinafter) and its business partners, etc. have no relationship whatsoever with Anti-Social Forces, and have not engaged in any commercial transaction, provision or receipt of benefits, or any other transaction with Anti-Social Forces, whether on a temporary or continuing basis.

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(17)	Taxes

The Target Company Group has lawfully and properly filed returns for corporate taxes, social insurance premiums and all other public dues and has completed payment thereof in a timely manner. The final tax returns and other returns or reports relating to public dues submitted by the Target Company Group have been prepared based on reasonable grounds for Seller to believe them to be true and accurate in all respects. No adjustment has been made, officially or unofficially, by a tax authority with respect to any tax return of the Target Company Group, and there is no specific risk of any such adjustment being made.

(18)	Registered Matters

The certificates of all registered matters of the Target Company Group contain, to the best of Seller’s knowledge, all matters that the Target Company Group should have registered as of the Execution Date, and as of the Execution Date there is no circumstance that would result in a change to the matters recorded in its commercial registration, except for matters expressly contemplated by this Agreement.

(19)	Related-Party Transactions

To the best of Seller’s knowledge, there are no Agreements, etc. entered into between the Target Company Group and its directors, employees, shareholders or other related parties (meaning related parties as defined in Article 8, paragraph 17 of the Regulation on Terminology, Forms and Preparation Methods of Financial Statements, etc.) other than those disclosed to Buyer in the Due Diligence, and all transactions between the Target Company and its related parties as of the Execution Date are conducted on terms equivalent to arm’s-length terms.

(20)	Advisory Fees

[***]

3.	Information Disclosure

In the course of negotiations between Buyer and Seller relating to the Share Transfer or the Due Diligence, all information disclosed or provided by Seller and the Target Company Group to Buyer in connection with the execution of this Agreement was free from errors, true and accurate, did not contain any content that could cause misunderstanding, and did not omit any fact that could cause misunderstanding. Seller has provided, directly or through the Target Company Group, all information necessary for Buyer to decide to execute this Agreement.

End

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Schedule 4.1.2 “Matters Requiring Prior Consent”

(1)	Enactment, amendment or abolition of the articles of incorporation or other internal rules

(2)	Establishment, amendment or abolition of an internal organization

(3)	Issuance or grant of shares or Potential Shares, including treasury shares, treasury stock acquisition rights and the disposition of treasury stock acquisition rights

(4)	Approval of a share transfer or designation of a designated purchaser under Article 140, paragraph 4 of the Companies Act

(5)	Stock split, allotment of shares without contribution, acquisition or disposition of treasury shares, consolidation of shares, or establishment or amendment of the number of shares constituting a unit

(6)	Dividend of surplus, whether or not in cash, or other disposition of surplus

(7)	Increase or decrease in the amount of stated capital or reserves

(8)	Corporate conversion, merger, company split, share exchange, share transfer, share delivery, transfer of a business, acquisition of a business, lease of the entire business, entrustment of the management of the entire business, execution, amendment or termination of any Agreement, etc. to share all business profits and losses with another person, or any other similar Agreement, etc.; any act involving a change in a subsidiary or affiliate, including the establishment, acquisition, transfer or dissolution of a subsidiary or affiliate; or a capital alliance or business alliance

(9)	Commencement of a new business, discontinuation or reduction of a business, any other change to a business, or determination or amendment of a business plan or budget

(10)	Opening or closing of an office, branch or store

(11)	Filing of a petition for commencement of Legal Insolvency Proceedings

(12)	Execution, amendment or termination of a material Agreement, etc.

(13)	Sale, transfer or relocation of material assets, creation of a security interest or other disposition thereof

(14)	Acquisition of material assets

(15)	Material capital expenditures or other investments

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(16)	Borrowing, issuance of corporate bonds, guarantee of a third party’s obligations, assumption of other financial liabilities, or amendment of the terms thereof

(17)	Contributions, loans of money or other financing or investments, or amendment of the terms thereof

(18)	Change in accounting methods, including the calculation method for an issuance guarantee deposit required to be deposited upon the issuance of prepaid payment instruments under the Payment Services Act or other Laws and Regulations, accounting practices or accounting policies

(19)	Change in employment conditions of Officers and Employees, including salaries, compensation (including bonuses), welfare benefits, special benefits, allowances and other economic benefits, other than changes based on the enactment, amendment or abolition of Laws and Regulations, etc.

(20)	Payment, amendment or introduction of compensation, bonuses or retirement bonuses for officers

(21)	Amendment of work rules, collective labor agreements or labor-management agreements

(22)	Waiver of a claim or right

(23)	Filing, commencement, withdrawal, admission or settlement of Proceedings, etc., or any act to terminate any of the foregoing

(24)	Dissolution and filing of a petition for liquidation

(25)	Appointment, dismissal or change of officers or key employees

(26)	Any act requiring a resolution of a General Meeting of Shareholders of the Target Company Group, other than those set forth in the preceding items

(27)	Any act equivalent to those set forth in the preceding items that causes a material change to the business of the Target Company Group

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Schedule 4.2.4 “List of Contracts Requiring Subsequent Notice”

[***]

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Schedule 4.2.5 “List of Contracts Requiring Prior Consent”

[***]

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